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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (Date of earliest event reported): January 20, 2006
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                     InterDigital Communications Corporation
             (Exact name of registrant as specified in its charter)


         Pennsylvania                1-11152                    23-1882087
(State or other jurisdiction  (Commission File Number)        (IRS Employer
       of incorporation)                                    Identification No.)


781 Third Avenue, King of Prussia, Pennsylvania                 19406-1409
  (Address of Principal Executive Offices)                      (Zip Code)


        Registrant's telephone number, including area code: 610-878-7800


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Material Definitive Agreement.
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     On January 20, 2006, the  Compensation  Committee of the Board of Directors
(the Compensation Committee) of InterDigital Communications Corporation (the Company), after reviewing the Company's performance against the pre-established
targets,   authorized  the  payment  of  long-term   incentive   awards  to  all
participants in the first cycle (Cycle 1) of the cash award portion of the Company's Long Term Compensation Program (LTCP). The Compensation Committee approved the following long-term cash awards for the Company's Chief Executive Officer and the four other most highly compensated executive officers in the Company's last completed fiscal year (Named Executive Officers), as follows:

     Mr. William J. Merritt, Chief Executive Officer                   $ 232,171
     Mr. Richard J. Fagan, Chief Financial Officer                     $ 162,360
     Mr. Mark A. Lemmo, Senior Business Development Officer            $ 161,745
     Mr. Lawrence F. Shay, General Counsel                             $ 129,560
     Mr. William C. Miller, Senior Engineering and Programs Officer    $ 112,476


Item 2.02  Results of Operations and Financial Condition.
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     In its Form 8-K dated  January 23, 2006,  the Company  reported that it had signed a patent license agreement (Agreement) with LG Electronics Inc. covering certain mobile handset and infrastructure products. The signing of the Agreement affects a number of items in the Company's financial statements for both fourth quarter 2005 and 2006. These items include revenue recognition related to the Agreement beginning in 2006, expense associated with the performance-based element of the Company's long-term compensation plan in fourth quarter 2005, and the valuation of the Company's deferred tax assets as of December 31, 2005. Those items are discussed below.

     Further, the Company anticipates receipt of the first $95 million payment in accordance with the Agreement (net of any source withholding tax and related commissions) in first quarter 2006. In addition, the Company has received a $15 million royalty prepayment in first quarter 2006 from an existing Taiwanese-based licensee which has exhausted its previous prepayment.

Revenue Recognition Related to Agreement
----------------------------------------

     The Company has not finalized the manner in which revenue will be recognized for the Agreement beginning in 2006, but will provide appropriate guidance in a future filing with the Securities and Exchange Commission (SEC).

Performance-Based Compensation Expenses
---------------------------------------

     As part of its compensation programs, the Company employs a LTCP that provides performance-based cash compensation to the Named Executive Officers and other managerial level employees if certain pre-established targets are achieved during the program period. The targets are designed to drive achievement of the Company's strategic plan and to enhance shareholder value.

     Due to the Company's achievement of pre-established targets associated with the performance-based cash incentive component of the LTCP for the period April 1, 2004 through January 1, 2006 (Cycle 1), the Company expects to record a cumulative adjustment of approximately $3.4 million in additional compensation


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expense in fourth quarter 2005 based on better-than-anticipated  performance. In second quarter 2005, the Company adjusted its assessment of progress toward the achievement of targets under the program, recording a cumulative adjustment of approximately $1.6 million to reduce previously accrued expense associated with Cycle 1. This adjustment reflected an expected payout of 50% of the LTCP target compensation. Based on its assessment in the third quarter 2005, the Company continued to accrue expense at an anticipated 50% LTCP payout. However, during the latter portion of 2005 the Company significantly exceeded its revised expectations and achieved 101% of the goals for Cycle 1, resulting in a payout of 102.5% of target. Based on the better-than-projected achievement levels, the Company expects to record the $3.4 cumulative charge noted above, reflecting the difference between the earlier accrued amount and the actual payout amount.

Valuation of Deferred Tax Assets
--------------------------------

     After giving consideration to both the Agreement and its recent operating performance, the Company believes it is more likely than not that it will generate future taxable income sufficient to utilize a large portion of its deferred tax assets. As a result, the Company expects to reverse the majority of the remaining valuation allowance against its deferred tax assets in fourth quarter 2005, portions of the valuation allowance reversal will be credited directly to additional paid-in-capital and a portion will be recognized as income in the statement of operations.

     At December 31, 2004, the Company held a valuation allowance of approximately $75.2 million against its deferred tax assets of approximately $107.6 million. The Company will provide the exact amount of the valuation allowance reversal in a future filing with the SEC.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        INTERDIGITAL COMMUNICATIONS CORPORATION


                                        By: /s/ R.J. Fagan
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                                             Richard J. Fagan
                                             Chief Financial Officer

Date:    January 26, 2006


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